UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2024

ASSERTIO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39294	85-0598378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Saunders Road, Suite 300, Lake Forest, IL 60045

(Address of Principal Executive Offices; Zip Code)

(224) 419-7106

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $0.0001 par value	ASRT	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

Effective as of January 2, 2024, Daniel A. Peisert, President and Chief Executive Officer and a director of Assertio Holdings, Inc. (the “Company”) separated from service as President and Chief Executive Officer of the Company. Mr. Peisert’s separation constitutes an “Other Involuntary Termination,” as defined in the Management Continuity Agreement between Mr. Peisert and the Company, a form of which was filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 10, 2022. As such, contingent upon Mr. Peisert’s execution and non-revocation of a waiver and release in substantially the form included with the Management Continuity Agreement, Mr. Peisert will be entitled to the severance compensation and benefits provided for in the Management Continuity Agreement in connection with an “Other Involuntary Termination.”

Appointment of Interim Chief Executive Officer

Effective upon Mr. Peisert’s separation, the Board of Directors of the Company (the “Board”) appointed Heather L. Mason, currently a member of the Board, to serve as the Company’s Interim Chief Executive Officer, to serve while the Board conducts a search for a permanent Chief Executive Officer. Effective upon Ms. Mason’s appointment as Interim Chief Executive Officer, the Board appointed Peter D. Staple as a member of the Audit Committee, appointed Sravan K. Emany as a member of the Compensation Committee and appointed William T. McKee to serve as Chair of the Nominating and Corporate Governance Committee to replace Ms. Mason, who ceased serving on these committees at such time. Ms. Mason’s biographical information is described in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 3, 2023. There are no arrangements or understandings between Ms. Mason and any other persons pursuant to which she was selected as an officer of the Company; she has no family relationships with any of the Company’s directors or executive officers; and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On January 2, 2024, the Company entered into an offer letter with Ms. Mason in connection with her service as the Interim Chief Executive Officer (the “Offer Letter”). The Offer Letter provides for a term that expires upon the earlier of (i) the date a permanent Chief Executive Officer commences employment with the Company or (ii) thirty (30) days after Ms. Mason or the Company provides written notice of intent to terminate Ms. Mason’s employment as Interim Chief Executive Officer; provided, however that the term will not exceed six months in duration, subject to extension by written agreement between Ms. Mason and the Company.

The Offer Letter provides that Ms. Mason will receive a base salary at a rate of $540,000 per annum and will be eligible for a cash bonus of up to $200,000 based upon the achievement of performance goals agreed upon between Ms. Mason and the Board. Ms. Mason was also awarded a stock option (the “Option”) to acquire 550,000 shares of Company common stock pursuant to the Company’s Amended and Restated 2014 Omnibus Incentive Plan (as amended, the “Plan”). Subject to continued employment, the Option will vest (i) with respect to 50% of the shares subject to the Option over a period of twelve (12) months following January 2, 2024 in equal monthly installments and (ii) with respect to 50% of the shares subject to the Option upon the date a permanent Chief Executive Officer who is hired during Ms. Mason’s service as Interim Chief Executive Officer commences employment with the Company and remains employed for a period of thirty days. The option will automatically accelerate and become fully vested immediately prior to the effective time of a “Change in Control” (as defined in the Plan) that occurs during the term of Ms. Mason’s service as Interim Chief Executive Officer or within twelve months after completion of such service. The option will otherwise be subject to the Company’s standard terms and conditions for Options granted to employees.

The Offer Letter also provides that Ms. Mason is eligible to participate in any employee benefits or compensation practices generally available to other executive officers, including paid time off policies; provided that Ms. Mason will not participate in any current or future severance plans or benefits. During the period Ms. Mason serves as Interim Chief Executive Officer, she will not receive additional compensation for service as a director.

The foregoing summary of the Offer Letter does not purport to be a complete description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Offer Letter dated January 2, 2024 between the Company and Heather Mason

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSERTIO HOLDINGS, INC.

Date: January 5, 2024	By:	/s/ Sam Schlessinger
Sam Schlessinger
Senior Vice President and General Counsel